EXHIBIT 99.1

[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE		July 25, 2005
1410 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473	For Immediate Release		Vice President & CFO

ENCORE WIRE ANNOUNCES SECOND QUARTER RESULTS ON RECORD SALES

MCKINNEY, TX — Encore Wire Corporation (NASDAQ/NMS: WIRE) today announced record second quarter and six-month sales for 2005.

Net sales for the second quarter of 2005 increased 22.5% to a record $169.3 million compared to $138.1 million during the second quarter of 2004. Shipment volume, measured in copper pounds of wire sold, increased by 11% in the second quarter of 2005 versus the same period in 2004. The remainder of the net sales increase is due primarily to higher wire prices in 2005 versus 2004. Net Income for the second quarter of 2005 decreased to $2.4 million versus $7.3 million in the second quarter of 2004. Fully diluted net income per common share was $0.10 in the second quarter of 2005 versus $0.31 in the second quarter of 2004.

On a sequential quarter comparison, sales for the second quarter of 2005 increased 23.4% to $169.3 million from $137.2 million during the first quarter of 2005. Shipment volume, measured in copper pounds of wire sold, increased by 16% in the second quarter of 2005 versus the first quarter of 2005. Net Income for the second quarter of 2005 increased to $2.4 million versus $1.0 million in the first quarter of 2005. Fully diluted net income per common share was $0.10 in the second quarter of 2005 versus $0.04 in the first quarter of 2005. The first quarter of 2005 was favorably impacted by $0.8 million or $0.03 per common share due to a tax adjustment.

Net sales for the first six months of 2005 increased 3.2% to $306.5 million compared to $297.1 million during the first six months of 2004. Higher prices for building wire sold in 2005 account for the increase in net sales dollars versus 2004, offsetting a 3.5% decrease in unit volume year over year. Net income for the first six months of 2005 was $3.5 million versus $20.5 million in the first six months of 2004. Fully diluted net income per common share was $0.15 in the first half of 2005 versus $.87 in the first half of 2004.

Commenting on the results, Daniel L. Jones, President and Chief Operating Officer and interim Chief Executive Officer, of Encore Wire Corporation, said, “We are encouraged by the increase in sales during the second quarter and the up tick in margins versus the first quarter of 2005. Margins have been eroding for the last four quarters, and they began to trend upward late in the second quarter of 2005. Our industry appears to be bringing a measure of pricing discipline back into the market, which we believe should enhance our margins going forward. The price of copper, our major raw material, continues to be strong, which has historically enhanced our margins. Net Income attributable to operations increased to $0.10 per common share in the second quarter versus $0.01 per share in the first quarter of 2005. In July we broke ground for the new armored cable plant at our McKinney, Texas complex. This extension of our product line is expected to begin producing sales in mid-2006. We will continue to manage the Company to grow sales and earnings while maintaining our historically strong and conservative balance sheet. To that end, we have utilized the manufacturing and distribution flexibility we put in place last year to react quickly to changes in customer demand while keeping our inventories lean.

We also want to provide an update on Mr. Vincent Rego, our Chairman, who continues to recuperate from the stroke he suffered this past May. He is currently undergoing treatment at a hospital rehabilitation facility in Dallas. Our thoughts are with him as we continue to move the Company forward. We also want to thank our employees and associates for their tremendous efforts and our stockholders for their support.”

Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.

The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473

Condensed Consolidated Balance Sheet
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2005	2004
ASSETS
Current Assets
Cash	$1,058	$2,640
Receivables, net	124,611	108,752
Inventories	49,722	39,111
Prepaid Expenses and Other	12,853	11,661

Total Current Assets	188,244	162,164
Property, Plant and Equipment, net	86,821	88,679
Other Assets	982	672

Total Assets	$276,047	$251,515

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$18,996	$15,090
Accrued Liabilities and Other	12,603	14,392

Total Current Liabilities	31,599	29,482
Long Term Liabilities
Note Payable	70,254	49,836
Non-Current Deferred Income Taxes	11,157	12,653

Total Long Term Liabilities	81,411	62,489
Total Liabilities	113,010	91,971
Stockholders’ Equity
Common Stock	259	259
Additional Paid in Capital	38,049	38,020
Treasury Stock	(15,275)	(15,275)
Retained Earnings	140,004	136,540

Total Stockholders’ Equity	163,037	159,544

Total Liabilities and Stockholders’ Equity	$276,047	$251,515

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473

Condensed Consolidated Statement of Income
(In Thousands)
(Unaudited)

	Quarter Ended June 30,				Six Months Ended June 30,
	2005		2004		2005		2004
Net Sales	$169,265	100.0%	$138,148	100.0%	$306,459	100.0%	$297,090	100.0%
Cost of Sales	153,894	90.9%	117,112	84.8%	$280,340	91.5%	$243,133	81.8%

Gross Profit	15,371	9.1%	21,036	15.2%	26,119	8.5%	53,957	18.2%
Selling, General and Administrative Expenses	10,898	6.4%	8,917	6.5%	20,486	6.7%	20,135	6.8%

Operating Income	4,473	2.6%	12,119	8.8%	5,633	1.8%	33,822	11.4%
Net Interest & Other Expense	770	0.5%	761	0.6%	1,602	0.5%	1,395	0.5%

Income before Income Taxes	3,703	2.2%	11,358	8.2%	4,031	1.3%	32,427	10.9%
Income Taxes	1,277	0.8%	4,089	3.0%	568	0.2%	11,894	4.0%

Net Income	$2,426	1.4%	$7,269	5.3%	$3,463	1.1%	$20,533	6.9%

Basic Earnings Per Share	$0.10		$0.32		$0.15		$0.90

Diluted Earnings Per Share	$0.10		$0.31		$0.15		$0.87

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	23,107		23,049		23,107		22,929

-Diluted	23,393		23,590		23,413		23,568